EXHIBIT 99.1

Section 2: EX – 99.1 (PRESS RELEASE)

Filed by Orrstown Financial Services, Inc.

Commission File No.: 033-18888

CONTACT:
Robert J. Gentry
Director of Marketing
717.530.3545 Phone
717.532.4099 Fax
FOR IMMEDIATE RELEASE

Orrstown Financial Services, Inc. Reports

First Quarter Earnings, Second Quarter Dividend

and Declares a 5% Stock Dividend

Shippensburg, PA (April 26, 2007) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced first quarter 2007 earnings of $2,863,000, a 14.6% increase over the $2,498,000 earned during the first three months of 2006. Primary earnings per share were $.47 for the first quarter 2007 compared to $.46 per share for the first quarter of 2006.

Return on average assets, return on average equity and return on average tangible equity were 1.44%, 12.95% and 17.29%, respectively for the first quarter of 2007, versus 1.69%, 17.55% and 18.26% for the first quarter of 2006.

The Board of Directors approved a second quarter cash dividend of $.21 per share payable to shareholders of record on May 11, 2007. This represents an increase of 5.0% over the dividend of $.20 declared during the second quarter of 2006. Year to date, 2007 dividends of $.42 are 10.5% ahead of 2006 dividends. The dividend will be paid on May 25, 2007.

The Board of Directors also approved a 5% stock dividend to be paid to shareholders of record on May 25, 2007 with distribution of shares to take place on June 15, 2007. Each shareholder will be granted one share for every twenty shares owned as of the record date. There will be a cash payment for any fractional shares.

Commenting on the first quarter results, Kenneth R. Shoemaker, President and Chief Executive Officer stated, “We are pleased with the overall results for the first quarter which showed improved operating results and steady growth. While we remain optimistic about the future prospects for success, the company continues to experience tighter interest rate margins due to an inverted yield curve. If the current interest rate environment continues, it could ultimately impact financial results.” Continuing Shoemaker said, “We are delighted to announce the stock dividend action which rewards shareholders for their investment.”

During the second quarter, The First National Bank of Newport will be merged into Orrstown Bank which will allow for greater operating efficiencies and benefit Newport customers through 16 additional banking offices and a wider array of products. We expect the consolidation to take place on June 15, 2007.

With over $820 million in assets, Orrstown Financial Services, Inc. and its subsidiaries, Orrstown Bank and The First National Bank of Newport, provide a full range of consumer and business financial services through twenty banking offices and five remote service facilities located in Cumberland, Franklin and Perry Counties of Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded in the over-the-counter market under the symbol ORRF.

The following is a summary of financial highlights:

	March 31, 2007	March 31, 2006	% Change
For Quarter Ended:
Net Income	$2,863,000	$2,498,000	+14.6%
Primary Earnings Per Share	$.47	$.46	+2.2%
Diluted Earnings Per Share	$.45	$.44	+2.3%
Dividends Per Share	$.21	$.18
Return on Assets	1.44%	1.69%
Return on Equity	12.95%	17.55%
Return on Tangible Assets	1.50%	1.71%
Return on Tangible Equity	17.29%	18.26%

	March 31, 2007	March 31, 2006	% Change
Balance Sheet Highlights:
Assets	$821,998,000	$607,590,000	+35.3%
Loans, Gross	$636,257,000	$473,679,000	+34.3%
Deposits	$643,673,000	$476,343,000	+35.1%
Equity	$90,840,000	$58,678,000	+54.8%
Tangible Equity	$69,335,000	$56,762,000	+22.2%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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